UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):       December 21, 2016

Plumas Bancorp

(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 S. Lindan Avenue, Quincy, CA	95971
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (530)283-7305

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) 2017 Incentive Plan

On December 21, 2017, the Board of Directors of Plumas Bancorp (the “Company”) approved the Company’s cash non-equity incentive plan for 2017 (the “2017 NEI”, the “Plan”). Eligible employees under the 2017 NEI include all officers of Plumas Bank (the “Bank”) who have reached, at a minimum, the level of Assistant Vice President. Incentives are payable under the 2017 NEI once the Bank has reached 80% of budgeted pretax, pre-bonus income. The maximum total bonus pool available for distribution is $1,086,000 at 120% of budgeted pretax, pre-bonus income. At budget, the bonus pool would total $754,000. Up to 13% of the pool could be allocated to Mr. Andrew Ryback, the Company’s Chief Executive Officer and President. Executive Vice Presidents each can earn up to 5% of the bonus pool. Under the 2017 NEI, cash incentive payments to the Company’s Chief Executive Officer and President will be based 60% on pretax, pre-bonus income targets, 20% upon the attainment of performance goals, and 20% upon various performance metrics. Cash incentive payments for the Company’s Executive Vice Presidents will be based 70% on pretax, pre-bonus income targets, 10% upon the attainment of performance goals, and 20% upon various performance metrics. Goals and metrics for the Company’s Chief Executive Officer and President include targeted increases in loans and deposits, continued improvement in asset quality, targeted levels of ROE and ROA compared to a select group of peer institutions and promoting efficiency in the lending area. At budget, the maximum amount of incentive payment that can be earned by the Company’s Chief Executive Officer and President is $98,000 and for each Executive Vice President the maximum incentive payable at budget would be $38,000. At 120% or more of budget, the maximum amount of incentive payment that can be earned by the Company’s Chief Executive Officer and President is $141,000 and for each Executive Vice President the maximum incentive payable would be $54,000. The board has the ability to terminate or modify the Plan and payouts under the Plan are subject to board approval. The Plan does not given any employee the right to or guarantee of continued employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)

December 23, 2016	By:	/s/ Richard L. Belstock
Name: Richard L. Belstock Title: Chief Financial Officer